Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED SUPPORT AGREEMENT

This FIRST AMENDED AND RESTATED SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2014, by and among Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), TPG Asia VI, L.P., a Cayman Islands limited partnership (the “Sponsor”) (solely for the purpose of Sections 3(e), 9(a), 9(c), 9(d), 9(e), 9(f), 10 and 17), and the stockholders of Chindex International, Inc., a Delaware corporation (the “Company”), listed on Schedule A-1 hereto (each, together with his, her or its heirs, beneficiaries, executors, successors and permitted assigns, a “Stockholder” and, collectively the “Stockholders”, and together with Parent and Sponsor, the “parties”).

WITNESSETH:

WHEREAS, on February 17, 2014, Parent, Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, which was subsequently amended and restated on April 18, 2014 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger;

WHEREAS, as of the date hereof each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock, par value $0.01 per share (including shares designated as Class B common stock) (the “Shares”) set forth opposite the name of such Stockholder on Schedule A-1 hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Stockholder set out in Schedule A-2 hereto (a “Rollover Stockholder”) desires to contribute the Shares set forth opposite the name of such Stockholder on Schedule A-2 hereto to Parent in exchange for such number of newly issued limited partnership interests of Parent (the “Parent Interests”) set forth opposite the name of such Stockholder on Schedule A-2 hereto;

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, approved, for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”), Parent, Merger Sub and the other Affiliates of Parent each becoming an “interested stockholder” (as defined in Section 203 of the DGCL);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (in his, her or its capacity as such) and the Sponsor entered into a Support Agreement on February 17, 2014 (the “Original Support Agreement”);

WHEREAS, Significant Stockholder (as defined below) entered into a stock pledge agreement with Parent and Sponsor in respect of the Shares owned by Significant Stockholder on August 6, 2014 (the “Stock Pledge Agreement”);

WHEREAS, each party to the Original Support Agreement desires to amend the Original Support Agreement to (a) replace Schedule A-2 to the Original Support Agreement with Schedule A-2 hereto, such that each Rollover Stockholder shall contribute the number of Shares set forth on Schedule A-2 hereto in exchange for the number of newly issued Parent Interests set forth opposite such Rollover Stockholder’s name on Schedule A-2 hereto, and (b) amend certain provisions of the Original Support Agreement; and

WHEREAS, the Stockholders and the Sponsor acknowledge that Parent, the Company and Merger Sub entered into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Sponsor set forth in the Original Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Advisor” shall have the meaning set forth in Section 10(a) hereof.

(b)          “Agreement” shall have the meaning set forth in the preamble.

(c)          “Breaching Party” shall have the meaning set forth in Section 10(c) hereof.

(d)          “Company” shall have the meaning set forth in the preamble.

(e)          “Contribution Closing” shall have the meaning set forth in Section 3(c) hereof.

(f)          “DGCL” shall have the meaning set forth in the recitals.

(g)          “Encumbrance” shall have the meaning set forth in Section 7(a) hereof.

(h)          “Exchange Act” shall have the meaning set forth in the recitals.

(i)          “Expiration Date” shall mean the earliest to occur of (i) solely with respect to the Stockholder’s obligations under Section 2 hereof, the Effective Time, (ii) the date and time the Merger Agreement is terminated in accordance with its terms and provisions, and (iii) the effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement.

(j)          “Letters of Commitment” shall have the meaning set forth in Section 9(b) hereof.

(k)          “Management Stockholders” shall mean Roberta Lipson, Elyse Silverberg and Lawrence Pemble.

(l)          “Merger” shall have the meaning set forth in the recitals.

(m)          “Merger Agreement” shall have the meaning set forth in the recitals.

(n)          “Merger Sub” shall have the meaning set forth in the recitals.

(o)          “parties” shall have the meaning set forth in the preamble.

(p)          “Parent” shall have the meaning set forth in the preamble.

(q)          “Parent Interests” shall have the meaning set forth in the recitals.

(r)          “Proxy” shall have the meaning set forth in Section 2(b) hereof.

(s)          “Rollover Stockholder” shall have the meaning set forth in the recitals.

(t)          “Securities Act” shall have the meaning set forth in Section 7(a) hereof.

(u)          “Share Documents” shall have the meaning set forth in Section 3(d) hereof.

(v)         “Shareholders Agreement” shall have the meaning set forth in Section 9(a) hereof.

(w)          “Significant Stockholder” shall have the meaning set forth in Section 9(b) hereof.

(x)          “Significant Stockholder Equity Commitment Letter” means the amended and restated letter agreement dated April 18, 2014 between Significant Stockholder and Parent.

(y)          “Significant Stockholder Letter of Commitment” shall have the meaning set forth in Section 9(b) hereof.

(z)          “Significant Stockholder Parent” shall have the meaning set forth in Section 9(b) hereof.

(aa)         “Significant Stockholder Parent’s Meeting” shall have the meaning set forth in Section 9(b) hereof.

(bb)         “Significant Stockholder Transactions” shall have the meaning set forth in Section 9(b) hereof.

(cc)         “Sponsor” shall have the meaning set forth in the preamble.

(dd)         “Stock Pledge Agreement” shall have the meaning set forth in the preamble.

(ee)         “Stockholder” shall have the meaning set forth in the preamble.

(ff)         “Stockholder Agreement” shall have the meaning set forth in Section 2(g) hereof.

(gg)         “Subscription Agreement” shall have the meaning set forth in Section 9(d) hereof.

(hh)         “Term Sheet” shall have the meaning set forth in Section 9(a) hereof.

(ii)         “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of such Share or any interest in such Share in any manner, for or without consideration, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of or other disposition of such Share or any interest therein in any manner, for or without consideration, provided, that, for the avoidance of doubt, “Transfer” does not include granting a proxy or voting or consent instructions with respect to any matter other than those specified in clauses (x) and (y) of Section 2(a)(ii).

(jj)         “Voting Obligation” shall have the meaning set forth in Section 2(g) hereof.

2.           Agreement to Vote Shares; Irrevocable Proxy.

(a)         At every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the

Company, each Stockholder (in such Stockholder’s capacity as such), to the extent not so voted by the Person(s) appointed under a Proxy, shall, or shall cause the holder of record on any applicable record date to, (i) in the case of a meeting, appear at such meeting or otherwise cause the Shares to be counted as present for purposes of calculating a quorum and (ii) vote all Shares as to which such Stockholder has sole or shared voting power and is entitled to vote or act by written consent:

(x)          in favor of (A) the approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated and (B) any adjournment, recess, delay or postponement recommended by the Company (and not publicly opposed by Parent) with respect to any stockholder meeting with respect to the Merger Agreement and the Merger; and

(y)          against any of the following actions and matters (other than those in furtherance of the Merger and the Merger Agreement): (A) any Alternative Proposal with respect to the Company, (B) any adjournment, recess, delay or postponement of any stockholder meeting with respect to the Merger Agreement and the Merger publicly opposed by Parent, or (C) any other action or matter that (1) would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Merger or any other transactions contemplated by the Merger Agreement or (2) would reasonably be expected to result in a material breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement.

Each Stockholder shall retain at all times the right to vote his, her or its Shares in his, her or its sole discretion and without any other limitation on those matters other than those set forth in clauses (x) and (y) above that are at any time or from time to time presented for consideration to the Company’s stockholders. For the avoidance of doubt, clauses (x) and (y) of this Section 2(a)(ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by the Company Board (provided such recommendation is not in violation of the terms of the Merger Agreement).

(b)          In furtherance of the agreements herein and concurrently with the execution of the Original Support Agreement, each Stockholder has delivered (or, in the case of Significant Stockholder, within five Business Days after the receipt of the Requisite Significant Stockholder Stockholder Approval, shall deliver) to Parent a proxy in the form attached hereto as Exhibit A (each such proxy, a “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to all of such Stockholder’s Shares.

(c)          Each Stockholder has taken all action necessary to revoke any previously granted proxies in respect of his, her or its Shares and no subsequent proxies in respect of any matters set forth in Section 2(a) will be given during the term of this Agreement.

(d)          Each Stockholder hereby acknowledges that the Proxy is (or, in the case of Significant Stockholder, will be) given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that such irrevocable proxy is (or, in the case of Significant Stockholder, will be) given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further acknowledges that the Proxy is (or, in the case of Significant Stockholder, will be) coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Such Proxy was executed by each Stockholder on the date of the Original Support Agreement (or, in the case of Significant Stockholder, shall be executed within five Business Days of receipt of the Requisite Significant Stockholder Stockholder Approval) and is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms. The vote of Parent (or its designee) as proxyholder shall control in any conflict between the vote by such proxyholder of such Stockholder’s Shares and a purported vote by such Stockholder of such Stockholder’s Shares.

(e)          Subject to the proviso to Section 12 below, each Stockholder hereby agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) (other than as a result of entering into this Agreement) with respect to any Shares or any other securities of the Company for the purpose of opposing the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, or soliciting, initiating, or knowingly encouraging or facilitating the submission of, any Alternative Proposal.

(f)          The Stockholder shall not enter into any agreement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

(g)          For the avoidance of doubt, in no event shall the compliance by Significant Stockholder of its obligations under Sections 2.1 and 2.2 of the Stockholder Agreement dated June 14, 2010 among the Company, Significant Stockholder and Significant Stockholder Parent (the “Stockholder Agreement”) solely with respect to any matter upon which a vote, consent or other approval is sought from the stockholders of the Company for the election or removal of directors of the Company (or relating to procedures applicable to the election of directors) (the “Voting Obligation”) be deemed as a breach of the provisions of this Section 2.

3.           Contribution and Rollover of Shares.

(a)          Contribution of Shares. Subject to the conditions set forth herein and in the case of Significant Stockholder, the provisions of the Stock Pledge Agreement, at the Contribution Closing (as defined below), each Rollover Stockholder shall contribute, assign, transfer and deliver to Parent the Shares held by him, her or it in the amount set forth opposite such Stockholder’s name on Schedule A-2 hereto, free and clear of any Encumbrance. The contribution of such Shares to Parent is intended by the Rollover Stockholders to be treated as a tax-free contribution under section 721 of the Code.

(b)          Issuance of Parent Interests. As consideration for the contribution, assignment, transfer and delivery of the Shares to Parent pursuant to Section 3(a), at the Contribution Closing (as defined below), Parent shall issue Parent Interests in the name of each Rollover Stockholder (or, if designated by such Rollover Stockholder in writing, in the name of an Affiliate of such Rollover Stockholder) in the amount set forth opposite such Rollover Stockholder’s name on Schedule A-2. Each Rollover Stockholder hereby acknowledges and agrees that (i) delivery of such Parent Interests shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Stockholder by Parent with respect to the applicable Shares being contributed, assigned, transferred or delivered, and (b) on receipt of such Parent Interests, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Shares contributed to Parent by such Rollover Stockholder.

(c)          Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place on a date mutually agreed by the parties not later than one (1) Business Day prior to the Closing.

(d)          Deposit of Shares. No later than five (5) Business Days prior to the date of the Contribution Closing, the Rollover Stockholders (other than Significant Stockholder) and any agent of such Rollover Stockholders holding certificates evidencing any Shares shall deliver or cause to be delivered to Parent all certificates representing Shares as set forth on Schedule A-2 hereto in such Persons’ possession, (i) duly endorsed for transfer or (ii) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

(e)          Notice of Transfer. No later than five (5) Business Days prior to the date of the Contribution Closing, Significant Stockholder shall deliver a written notice to Sponsor instructing Sponsor, as collateral agent under the Stock Pledge Agreement, to transfer the Pledged Shares (as defined in the Stock Pledge Agreement), including the executed instrument of transfers in blank, to Parent on or prior to the Contribution Closing. Upon receipt of such instruction, Sponsor shall use its reasonable best efforts to complete the transfer of the Pledge Shares to Parent according to the instruction set forth in such notice. Significant Stockholder hereby irrevocably authorizes Parent to date and fill in the executed instruments of transfer in blank to transfer the Pledged Shares to Parent, for disposition in accordance with the terms of this Agreement. Delivery of the aforementioned notice shall be deemed to constitute full performance of Significant Stockholder’s obligations under Section 3(a) and shall constitute a complete discharge of such obligations of Significant Stockholder.

(f)          Irrevocable election. The execution of this Agreement by the Rollover Stockholders evidences, subject to Sections 12 and 14 of this Agreement and, in the case of Significant Stockholder, the receipt of the Requisite Significant Stockholder Stockholder Approval, the irrevocable election and agreement by the Rollover Stockholders to contribute their respective Shares as set forth in Schedule A-2 hereto in exchange for Parent Interests at the Contribution Closing on the terms and conditions set forth herein.

4.           Transfer of Shares; New Shares.

(a)          In furtherance of the foregoing covenants, each Stockholder covenants and agrees, severally and not jointly, that from the date of the Original Support Agreement until the Expiration Date of this Agreement, such Stockholder shall not (i) Transfer (or cause or permit the Transfer of) any Shares (or enter into any Contract relating to the Transfer of any Shares) or any right, title or interest thereto or therein, other than, with respect to Significant Stockholder, the execution and performance of the Stock Pledge Agreement, (ii) deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Shares or take any similar action in contravention of the obligations of the Stockholder under this Agreement, other than, with respect to Significant Stockholder, its compliance with the Voting Obligation or the execution and performance of the Stock Pledge Agreement, (iii) knowingly take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Stockholder from performing any of his, her, or its obligations under this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii); provided, however, that for the avoidance of doubt, (x) each Stockholder may engage in good faith discussions and negotiations regarding an Alternative Proposal if and only to the extent the Company is permitted pursuant to Section 6.2 of the Merger Agreement to engage in such discussions and negotiations or as otherwise permitted pursuant to the proviso to Section 12 and (y) Transfers of Shares in connection with the consummation of any Alternative Proposal shall not be prohibited as long as such Transfer is effected simultaneously with the occurrence of, or after, the Expiration Date. This Section 4 shall not prohibit a Transfer of the Shares by any Stockholder to any member of such Stockholder’s immediately family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or to an Affiliate of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Any Transfer, or purported Transfer, of Shares in breach or violation of this Agreement shall be void and of no force.

(b)          Each Stockholder covenants and agrees, severally and not jointly, that such Stockholder shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares, or upon exercise or conversion of any securities of the Company, if any, after the date of the Original Support Agreement. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A-1 shall be deemed amended accordingly.

5.           Agreement Not to Exercise Appraisal Rights. Each Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Merger or the Merger Agreement.

6.           Directors and Officers. It is understood that each Stockholder enters into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be construed as preventing or limiting a Stockholder (in the case of an individual) or a director, officer or employee of a Stockholder or affiliate of a Stockholder (in the case of an entity), who is a director or officer of the Company, from taking (or omitting to take) any action in such capacity or fulfilling the obligations of such office, including by performing the obligations required by the fiduciary obligations of such Stockholder (in the case of an individual) or such director, officer or employee of a Stockholder or affiliate of a Stockholder (in the case of an entity), in his or her capacity as a director or officer of the Company, in such person’s sole discretion on any matter. Accordingly, and by way of non-exhaustive example, if a Stockholder is a director of the Company, nothing in this Agreement shall prohibit or otherwise restrict such Stockholder in his or her capacity as a director to vote (a) for any Change in Recommendation subject to, and in accordance with, the terms and conditions set forth the Merger Agreement, (b) to terminate the Merger Agreement pursuant to Section 8.1 of the Merger Agreement or (c) to cause the Company to sue Parent, Sponsor and Significant Stockholder for breach of any of their respective obligations under this Agreement, the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable. For the avoidance of doubt, nothing in this Agreement shall modify any of the rights or obligations under the Merger Agreement.

7.           Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, severally and not jointly, and solely as to itself and its Shares, as follows:

(a)          Ownership. Except as disclosed in the Stockholders Disclosure Schedule attached hereto, such Stockholder (i) is the sole beneficial owner of, and has good, valid and marketable title to, the Shares set forth opposite such Stockholder’s name on Schedule A-1 hereto, free and clear of any and all liabilities, liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except for restrictions on Transfer under the Securities Act of 1933, as amended (the “Securities Act”), other applicable Laws or Encumbrances arising hereunder and in the case of Significant Stockholder, the Encumbrances set forth in the Stockholder Agreement (subject to the Waiver Agreement dated February 17, 2014 among the Company, Significant Stockholder and Significant Stockholder Parent, the Waiver Agreement dated April 18, 2014 among the Company, Significant Stockholder and Significant Stockholder Parent and the Waiver Agreement dated August 6, 2014 among the Company, Significant

Stockholder and Significant Stockholder Parent, in each case, as amended, restated or otherwise modified from time to time) and the Stock Pledge Agreement; (ii) does not own as of the date hereof, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than (x) Company Options and RSUs, and (y) the Shares set forth on Schedule A-1 hereto; and (iii) has the right to vote, dispose of and exercise and holds power to issue instructions with respect to the matters set forth in Sections 2(a)(ii)(x) and 2(a)(ii)(y) hereof, sole power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement with respect to all of such Stockholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and, in the case of the Significant Stockholder, its Voting Obligation, the restrictions in Article IV of the Stockholder Agreement and the Stock Pledge Agreement.

(b)          Organization. If such Stockholder is an entity, such Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted. If such Stockholder is an individual, such Stockholder is a resident of the country set forth on Schedule A-1 hereto.

(c)          Power; Binding Agreement. Such Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby (in case of the Significant Stockholder, subject to the receipt of the Requisite Significant Stockholder Stockholder Approval with respect to its obligations under Sections 2 and 3). The execution, delivery and performance by such Stockholder of this Agreement and the Proxy and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized and approved by such Stockholder, and no other actions on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby (in case of the Significant Stockholder, except for the approval of the Significant Stockholder Transactions by stockholders of Significant Stockholder Parent by ordinary resolutions passed at the Significant Stockholder Parent’s Meeting). This Agreement has been duly and validly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(d)          No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of such Stockholder (if such Stockholder is an entity) or (B) any Contract to which such Stockholder is a party or by which such Stockholder’s Shares are bound, or (ii) except, in the case of Significant Stockholder, the Parent Required Governmental Approvals, as applicable, violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any Law applicable to such Stockholder or any of such Stockholder’s Shares (other than filings required pursuant to the Exchange Act or similar Laws).

(e)          Absence of Litigation. There is no Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder in a writing delivered to such Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Stockholder of his, her or its obligations under this Agreement.

(f)          Reliance by Parent. Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(g)          Investment Purpose. Each Rollover Stockholder,

(i)          is acquiring the Parent Interests for investment for his, her or its own account and not with a view to, or for sale in connection with, any distribution thereof;

(ii)         either alone or together with his, her or its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his, her or its investment in the Parent Interests and is capable, without impairing such Rollover Stockholder’s financial condition, of bearing the economic risks of such investment, including the risk of the complete loss thereof, for an indefinite period of time;

(iii)        either alone or together with his, her or its advisors, has reviewed all documents provided to it in connection with the investment in the Parent Interests;

(iv)        either alone or together with his, her or its advisors, has been given the opportunity to examine all documents and to ask such questions as he, she or it has deemed necessary of, and to receive answers from, Parent and its representatives concerning the terms and conditions of the investment in the Parent Interests, the merits and risks of owning the Parent Interests and related matters and to obtain all additional information which such Rollover Stockholder and his, her or its advisors deem necessary;

(v)         has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Stockholder’s representations and warranties in this Agreement and the transactions contemplated hereby;

(vi)        has relied only on his, her or its own tax advisor and not Parent, the other Stockholders, the Company or any of their respective advisors, with respect to United States federal, state, local, foreign and other tax consequences arising from such Rollover Stockholder’s acquisition, ownership and disposition of the Parent Interests;

(vii)       understands and acknowledges that the Parent Interests acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein; and

(viii)      understands and acknowledges that the issuance of the Parent Interests will not have been registered under the Securities Act or any other applicable securities laws (including such Laws of jurisdictions other than the United States), and, therefore, after issuance such Parent Interests cannot be sold except in compliance with the Securities Act, such other applicable securities or “blue sky” laws and that, accordingly, it may not be possible for such Rollover Stockholder to sell the Parent Interests in case of emergency or otherwise.

(h)          Information. Significant Stockholder has provided Parent and Sponsor with the final drafts of all written due diligence reports, if any, that have been prepared by Significant Stockholder’s Advisors and received by Significant Stockholder as of the date of the Original Support Agreement in connection with the Company, the Merger and the other transactions contemplated by the Merger Agreement.

8.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a)          Organization. Parent is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of Cayman Islands and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Power; Binding Agreement. Parent has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized and approved by Parent, and no other action on the part of Parent or its general or limited partners is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(c)          No Conflicts. None of the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, and compliance by Parent with any of the terms and provisions of this Agreement, will (i) violate any provision of its organizational documents or (ii) (x) violate any Law applicable to Parent or any of its properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent under any Contract to which Parent is a party, or by which Parent or any of its properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Issuance of Parent Interests. The Parent Interests will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by any Stockholders) when issued.

(e)          Information. Parent and Sponsor have provided Significant Stockholder with (i) the final drafts of all written due diligence reports that have been prepared by Parent’s or Sponsor’s Advisors and received by Parent or Sponsor as of the date of the Original Support Agreement in connection with the Company, the Merger and the other transactions contemplated by the Merger Agreement and (ii) true and accurate copies of the following corporate documents: (x) the registration certificate, registration statement and register of partnership interests of Parent and (y) the certificate of incorporation, by-laws and list of directors of Merger Sub.

(f)          Additional Representations and Warranties. Parent hereby makes the same representations and warranties with respect to itself and Merger Sub as Parent makes to the Company under Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.9, 5.11 and 5.12 of the Merger Agreement.

9.           Additional Covenants.

(a)          Reasonable Best Efforts to Enter Into Shareholders Agreement. Promptly following the date of the Original Support Agreement, Parent, Sponsor and the Rollover Stockholders shall in good faith and with mutual cooperation use their reasonable best efforts to negotiate and enter into a shareholders agreement which shall reflect the terms set forth in the term sheet (the “Term Sheet”) attached as Exhibit B hereto (the “Shareholders Agreement”), effective as of the Effective Time and providing for certain rights, duties and obligations of each Person proposed to be a party thereto. In the event Parent, Sponsor and the Rollover Stockholders have not entered into the Shareholders Agreement as of the Effective Time, each of them hereby agrees to use its, his or her best efforts to implement the terms set forth in the Term Sheet and carry out the intention of the parties contained in the Term Sheet to the closest extent as possible.

(b)          Reasonable Efforts to Call Significant Stockholder Parent’s Meeting. Fosun Industrial Co., Limited a corporation organized under the laws of Hong Kong (“Significant Stockholder”), shall (i) use its reasonable efforts to cause its sole stockholder, Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a corporation incorporated under the Laws of China (“Significant Stockholder Parent”), to call, give notice of, convene and hold a special meeting (the “Significant Stockholder Parent’s Meeting”) of the stockholders of Significant Stockholder Parent for the purposes of considering and voting on the approval (the “Requisite Significant Stockholder Stockholder Approval”) for it to perform its obligations under the Merger Agreement, this Agreement, the Significant Stockholder Equity Commitment Letter, the letter of commitment pursuant to which it has committed, subject to the terms and conditions therein including the receipt of the Requisite Significant Stockholder Stockholder Approval, to subscribe for limited partnership interests of Parent (the “Significant Stockholder Letter of Commitment” and, together with a substantially similar letter of commitment provided by Sponsor, the “Letters of Commitment”), the Subscription Agreement (as defined below), the Commitment for Acquisition of 30% Shareholding in Healthy Medical Limited between Significant Stockholder and Parent dated February 17, 2014 and the Service Fees Letter Agreement between Parent and Significant Stockholder dated February 17, 2014 (collectively, the “Significant Stockholder Transactions”) as soon as reasonably practicable; provided that Significant Stockholder Parent may delay or postpone convening the Significant Stockholder Parent’s Meeting, or adjourn the Significant Stockholder Parent’s Meeting beyond the time that the Significant Stockholder Parent’s Meeting would otherwise be held, (A) with the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, delayed or conditioned), (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which Significant Stockholder has determined in good faith (after consultation with Significant Stockholder Parent’s outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Significant Stockholder Parent’s stockholders prior to the Significant Stockholder Parent’s Meeting, or (D) to allow additional solicitation of votes in order to obtain the Requisite Significant Stockholder Stockholder Approval, (ii) not take any action to frustrate the calling, giving notice of, convening and holding of the Significant Stockholder Parent’s Meeting by Significant Stockholder Parent, and (iii) cause the parent company of Significant Stockholder Parent, Shanghai Fosun High Technology (Group) Co., Ltd., to execute, within ten (10) Business Days of the Original Support Agreement, the Voting Agreement.

(c)          Cooperation. Each of Parent, Sponsor and the Rollover Stockholders shall use its commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate the Transactions, including (i) by submitting to MOFCOM the requisite filing for the Transactions pursuant to the AML required under Section 6.5 of the Merger Agreement, and preparing and filing all necessary documentation to effect, and using commercially reasonable efforts to obtain, all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary for consummating the Transactions, (ii) by supplying or providing information that is complete and accurate in all material respects to any Governmental Entity requesting such information in connection with filings, consents, approvals, authorizations or other actions that are required in order to satisfy any closing conditions under Section 7.1(b) of the Merger Agreement, including with respect to the AML approval, (iii) by not engaging in any action or entering into any transaction or permitting any action to be taken and using its commercially reasonable efforts to cause its non-controlled Affiliates (with respect to Significant Stockholder, only the Significant Stockholder Parent and its Subsidiaries) not to engage in any action or enter into any transaction or permit any action to be taken in violation of Section 6.8(c) of the Merger Agreement and (iv) by providing such information concerning itself, herself or himself required to be included in the Proxy Statement and the Schedule 13E-3 (including any updates or supplements thereto).

(d)          Enforcement Actions. With respect to each Letter of Commitment, any action to be taken by Parent (or any subsidiary thereof) in connection therewith, including without limitation (i) the approval of the terms of the subscription agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Subscription Agreement”), the form of which is attached to such Letter of Commitment, and authorization of Parent to enter into such definitive agreement and (ii) the taking of any action to enforce the rights of Parent under such Letter of Commitment and under the terms of such Subscription Agreement, shall be taken by, or at the direction of, the board of directors of Healthy Harmony GP, Inc., the general partner of Parent, with all representatives of the party that issued such Letter of Commitment to Parent on the board of directors of Healthy Harmony GP, Inc. abstaining from any vote relating to such action. In furtherance of the agreements contemplated herein and in the other ancillary agreements, the parties hereto agree to use reasonable best efforts to take such actions as are necessary in order to give effect to the provisions of this Section 9(d).

(e)          Access to Information. Parent and Sponsor, on the one hand, and Significant Stockholder, on the other, shall (i) share with each other (A) all material information provided by the Company to it between the date of the Original Support Agreement and the Closing, (B) all final written drafts of the due diligence reports and/or opinions prepared by its Advisors between the date of the Original Support Agreement and the Closing and received by it in connection with the Company, the Merger and the other transactions contemplated by the Merger Agreement, and (C) (x) with respect to Parent and Sponsor, all information regarding Parent and Merger Sub and information regarding the Stockholders and Additional Rollover Stockholders relating to the Merger and the other transactions contemplated by the Merger Agreement that is in their possession, in each case as reasonably requested by Significant Stockholder, and (y) with respect to Significant Stockholder, all information regarding it relating to the Merger and the other transactions contemplated by the Merger Agreement, as reasonably requested by Parent or Sponsor, in each case except to the extent provided in the electronic data room established by the Company for the purposes of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) provide prompt responses to reasonable requests by the other party for information relating to the Merger and the other transactions contemplated by the Merger Agreement.

(f)          Consent of Significant Stockholder. Without the prior written consent of Significant Stockholder, Parent shall not take any action in relation to the Transactions other than (i) day-to-day communication with respect to the Transactions if such communication does not involve any decision-making; provided that a representative designated by Significant Stockholder from time to time shall be provided reasonable prior notice of such communication and shall have the right to participate in such day-to-day communication, (ii) enforcement of its rights against Significant Stockholder in the event of a breach by Significant Stockholder of the Significant Stockholder Equity Commitment Letter and this Agreement, provided that Parent shall, at the direction of Significant Stockholder, also enforce its rights against Sponsor in the event of a breach by Sponsor of the Equity Commitment Letter and this Agreement to the same extent, and (iii) any action required by Law; provided that Parent shall notify Significant Stockholder in writing within two (2) days after taking such action. Significant Stockholder shall provide its response within two (2) days after it receives any request for such consent from Parent and, in the case of a rejection, together with an explanation therefor. Without limiting the generality of the above, without the prior written consent of Significant Stockholder, Parent shall not (i) agree to amend any term, waive any condition under, or terminate the Merger Agreement or the agreements or arrangements referred to in Section 5.8 of the Parent Disclosure Schedule or (ii) enter into any Additional Rollover Agreement.

(g)          Reconciliation Report. Significant Stockholder shall use its reasonable best efforts to deliver, by the five (5)-month anniversary of February 17, 2014, to Parent and the Company a copy of the report to be prepared by Ernst & Young or another accounting firm to be retained by Significant Stockholder (subject to the approval of Parent, such approval not to be unreasonably withheld or delayed) on the reconciliation between the consolidated financial statements of the Company prepared in accordance with GAAP and generally accepted accounting principles in China (or such other report as may be required under the rules of any stock exchange on which any shares of Significant Stockholder Parent may be listed) for inclusion in the notice (or any accompanying materials) for the Significant Stockholder Parent’s Meeting; provided that the Company shall have promptly provided all information reasonably requested by Significant Stockholder in connection with the preparation of such report.

10.          Expenses and Fee Sharing.

(a)          If the Transactions are consummated, then, at or immediately following the Closing, the Surviving Corporation shall reimburse the parties for, or pay on behalf of the parties, as the case may be, all of the reasonable documented fees and out-of-pocket costs and expenses incurred by each party in connection with the Transactions, including the reasonable fees, expenses and disbursements of legal, accounting, banking and other advisors and/or consultants of (x) Parent and Merger Sub and (y) of each other party, which appointments have been approved by Sponsor and Significant Stockholder in advance (collectively, “Advisors”).

(b)          Subject to Section 10(f), (i) if the Transactions are terminated or this Agreement is terminated prior to the Closing pursuant to Section 14 and (ii) Section 10(c) does not apply, Sponsor agrees to bear 63% and Significant Stockholder agrees to bear 37% of the reasonable documented fees and out-of-pocket costs and expenses in connection with the Transactions incurred prior to the termination of this Agreement that are payable by (x) Parent, Merger Sub, Sponsor and Significant Stockholder to their respective Advisors and (y) the Management Stockholders to the Advisors jointly retained by them, which appointments have been approved by the Sponsor and Significant Stockholder in advance, in the case of clause (y), in a total amount not in excess of US$750,000.

(c)          If the Transactions are not consummated or this Agreement is terminated prior to the Closing due to the  breach of any provision set forth under this Agreement or the Equity Commitment Letter, if applicable, by one or more parties other than Elyse Silverberg and Lawrence Pemble (each a “Breaching Party”), then such Breaching Parties shall reimburse any non-breaching party other than Elyse Silverberg and Lawrence Pemble for all fees and out-of-pocket costs and expenses incurred in connection with the Transactions, including (x) any fees and expenses of the Advisors retained by such non-breaching party and (y) any Parent Termination Fee and/or Parent Expense Reimbursement or other damages or losses payable to the Company.  If there is more than one Breaching Party, each such Breaching Party shall be severally liable for its pro rata share of the fees and expenses based on such Breaching Party’s contemplated ownership of Parent upon the consummation of the Transactions vis-a-vis the contemplated ownership of Parent of the other Breaching Party upon the consummation of the Transactions. The foregoing shall be without prejudice to any rights and remedies otherwise available to a non-breaching party. For the avoidance of doubt, subject to Significant Stockholder having complied with its obligations under this Agreement, the failure to obtain the Requisite Significant Stockholder Stockholder Approval shall not be deemed as breach of any provision under this Agreement.

(d)          For the avoidance of doubt, the parties acknowledge that (i) Cleary Gottlieb Steen & Hamilton LLP has been engaged as international legal counsel to provide international legal services to Sponsor in connection with the Transactions and this Agreement in addition to it acting as the international legal counsel to Parent and Merger Sub in connection with the Transactions; (ii) Baker & McKenzie and Troutman Sanders LLP have been engaged as international legal counsels to provide international legal services to Significant Stockholder and (iii) Skadden Arps Slate Meagher & Flom LLP has been engaged as international legal counsel to provide international legal services to Management Stockholders in connection with the Transactions and this Agreement. The parties further acknowledge that (w) PricewaterhouseCoopers LLP has been engaged as accounting advisor, (x) Fangda Partners has been engaged as PRC legal counsel, (y) McKinsey has been engaged as industry consultant and (z) Goldman Sachs has been engaged as financial advisor, in each case to Parent and Merger Sub in connection with the Transactions.

(e)          Sponsor and Significant Stockholder shall be entitled to receive, on an equal basis, any termination or other fees or amounts payable to Parent or Merger Sub by the Company pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to this Section 10.

(f)          The obligation of Sponsor, Significant Stockholder and Management Stockholders under this Agreement is several (and not joint or joint and several).

11.          No Legal Actions. Each Stockholder agrees that such Stockholder shall not, in Stockholder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or join any Proceeding, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholders, and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

12.          Non-Solicitation. Each Stockholder shall not, and shall instruct his, her or its Representatives not to, directly or indirectly (a) initiate, solicit or knowingly encourage any inquiries, discussions or proposals regarding any Alternative Proposal (including by providing non-public information to any Person for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to any Alternative Proposal), (b) continue, propose, enter into or participate in any way in negotiations or discussions with respect to any Alternative Proposal, or (c) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement or understanding providing for any Alternative Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Stockholder shall be permitted to (i) inform any Person of the existence of the provisions contained in this Agreement, (ii) contact any Person or group of Persons who has made an Alternative Proposal to clarify and understand the terms and conditions thereof, (iii) engage or participate in discussions or negotiations with, provide information to or fully cooperate with, the Person or group of Persons who has made a bona fide Alternative Proposal, the Company, and the Representatives of the Person or group of Persons who has made such Alternative Proposal or the Company regarding such Alternative Proposal or otherwise facilitate or fully participate in such Alternative Proposal, (iv) take any other action that would be permissible for the Company to take under

Section 6.2 of the Merger Agreement or (v) to take any action with respect to any Alternative Proposal, including entering into any letter of intent, agreement in principle, acquisition agreement or other agreement or understanding with respect to such Stockholder’s Shares, future employment or otherwise; provided that each Stockholder may take the actions set forth in clauses (iii), (iv) and (v) above if, and only during such time as, the Company is permitted, under Section 6.2 of the Merger Agreement, to have discussions or negotiations with respect to such Alternative Proposal.

13.          Further Assurances. Subject to Section 12, each Stockholder hereby covenants that, from time to time, such Stockholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Shares in accordance with the terms of this Agreement.

14.          Termination. This Agreement and each Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate, shall be null and void and shall have no further force or effect from and after the Expiration Date, and upon such termination no party hereto shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 14 shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any breach of this Agreement prior to such termination. This Section 14, Section 1, Section 10 and Section 17 (as applicable) shall survive any termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Stockholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Stockholder to the position he, she, or it was in with respect to ownership of the Shares prior to the Contribution Closing.

15.          Survival of Representations and Warranties. All representations and warranties of the Stockholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Stockholders, and the issuance of the Parent Interests.

16.          Publicity. So long as this Agreement is in effect, subject to the proviso in Section 12 none of the Stockholders or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby without the prior written approval of Parent, except as may be required by Law or by the rules of any applicable securities exchange as determined in the good faith judgment of the Stockholder wanting to make such release or announcement, in which event such Stockholder shall use its reasonable best efforts to provide a meaningful opportunity to Parent to review and comment upon such press release or announcement prior to making it.

17.          Miscellaneous.

(a)          Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(b)          Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

(c)          Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance; provided, however, that the Company’s consent shall be required for any amendment to or waiver of Sections 2, 4, 6, 9(b), 9(c) and 12 of this Agreement.

(d)          Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein by the other party. Therefore, it is agreed that, in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto shall have the right to enforce such covenants and agreements pursuant to a temporary restraining order, specific performance, injunctive relief or by any other means available in equity, without the requirement of posting a bond or other security. Each party hereto further agrees that a party may only seek monetary remedies if the foregoing remedies are unavailable or are inadequate to remedy such violation or non-performance of any such covenant or agreement. The parties agree that under no circumstances shall any party hereto be permitted or entitled to receive a duplicative grant of specific performance and payment of monetary remedies. Subject to the provisions of this Section 17(d), all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(e)          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail and receipt is confirmed, at the facsimile telephone number or email address specified in this Section 17(e), prior to 5:00 p.m., New York City time, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 17(e) (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

If to Parent:

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501
Email address: rcami@tpg.com

with copies (which shall not constitute notice or constructive notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Twin Towers - West (23Fl), Jianguomenwai Da Jie
Chaoyang District
Beijing 100022, China
Attention: Ling Huang
Telephone No.: (86) 10 5920-1000
Facsimile No: (852) 2160-1087
Email address: lhuang@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor Lewkow
Telephone No.: (212) 225-2000
Facsimile No: (212) 225-3999
Email address: vlewkow@cgsh.com

If to Sponsor:

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501
Email address: rcami@tpg.com

with copies (which shall not constitute notice or constructive notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Twin Towers - West (23Fl), Jianguomenwai Da Jie
Chaoyang District
Beijing 100022, China
Attention: Ling Huang
Telephone No.: (86) 10 5920-1000
Facsimile No: (852) 2160-1087
Email address: lhuang@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor Lewkow
Telephone No.: (212) 225-2000
Facsimile No: (212) 225-3999
Email address: vlewkow@cgsh.com

If to any Stockholder, in accordance with the contact information set forth next to such Stockholder’s name on Schedule A.

(f)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)          No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

(h)          No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the parties hereto; provided, however, that the Company is an express third party beneficiary of Sections 2, 4, 6, 9(b), 9(c) and 12 of this Agreement.

(i)          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

(j)          Consent to Jurisdiction. Parent, Sponsor and each Stockholder hereby agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware or, if exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and Parent, Sponsor and each Stockholder hereby irrevocably submits with regard to any such Proceeding for himself, herself or itself and in respect to his, her or its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Parent, Sponsor and each Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding, (i) any claim that he, she or it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper and (z) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by such courts.

(k)          Waiver of Jury Trial. PARENT, SPONSOR AND EACH STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, PARENT, SPONSOR AND EACH STOCKHOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. PARENT, SPONSOR AND EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(k).

(l)          Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m)          Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein or therein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

(n)          Interpretation.

(i)          Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(ii)         The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(iii)        Words describing the singular number shall be deemed to include the plural and vice versa, and words denoting any gender shall be deemed to include all genders.

(o)          Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

HEALTHY HARMONY HOLDINGS, L.P.

By: Healthy Harmony GP, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

TPG ASIA VI, L.P.
By: TPG Asia GenPar VI, L.P., its general partner
By: TPG Asia GenPar VI Advisors, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[Signature Page to First Amended and Restated Support Agreement]

STOCKHOLDERS

Roberta Lipson

By:	/s/ Roberta Lipson

Elyse Silverberg

By:	/s/ Elyse Silverberg

Lawrence Pemble

By:	/s/ Lawrence Pemble

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Qiyu Chen

Name: Qiyu Chen

Title: Chairman of the Board of Directors

[Signature Page to First Amended and Restated Support Agreement]

STOCKHOLDERS

Roberta Lipson, as trustee of the Benjamin Lipson Plafker Trust

By:	/s/ Roberta Lipson

Roberta Lipson, as trustee of the Daniel Lipson Plafker Trust

By:	/s/ Roberta Lipson

Roberta Lipson, as trustee of the Jonathan Lipson Plafker Trust

By:	/s/ Roberta Lipson

Roberta Lipson, as trustee of the Ariel Benjamin Lee Trust

By:	/s/ Roberta Lipson

[Signature Page to First Amended and Restated Support Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Chindex International, Inc., a Delaware corporation (the “Company”), hereby, as of __________________, 2014, irrevocably (to the fullest extent permitted by law) appoints Healthy Harmony Holdings, L.P., a Cayman Island limited partnership (“Parent”), acting through its authorized signatories (provided that any such signatory is an Affiliate of Parent and is acting on its behalf), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until the Expiration Date, provided, that the undersigned may grant subsequent proxies with respect to any matter other than those discussed in clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by Section 212 of the DGCL, is coupled with an interest sufficient in law and is granted pursuant to that certain Support Agreement dated as of __________________, 2014 by and between Parent and the undersigned Stockholder (as may be amended, supplemented or otherwise modified from time to time, the “Support Agreement”), and is granted as a condition and inducement to the willingness of Parent, Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) to enter into that certain Agreement and Plan of Merger dated as of February 17, 2014, which was subsequently amended and restated on April 18, 2014 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Parent, Merger Sub and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date and time the Merger Agreement is terminated in accordance with its terms and provisions, and (iii) the effectiveness of a mutual written agreement of the parties hereto to terminate this Proxy. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Support Agreement.

The attorney and proxy named above is hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i)          in favor of (A) the approval and adoption of the Merger Agreement (as it may be amended, supplemented or otherwise modified from time to time), the approval of the Merger and the other transactions contemplated by the Merger Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated and (B) any adjournment, recess, delay or postponement recommended by the Company (and not publicly opposed by Parent) with respect to any stockholder meeting with respect to the Merger Agreement and the Merger; and

(ii)         against any of the following actions and matters (other than those in furtherance of the Merger and the Merger Agreement): (A) any Alternative Proposal with respect to the Company, (B) any adjournment, recess, delay or postponement of any stockholder meeting with respect to the Merger Agreement and the Merger publicly opposed by Parent, or (C) any other action or matter that (1) would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Merger or any other transactions contemplated by the Merger Agreement or (2) would reasonably be expected to result in a material breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement.

The attorney and proxy named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares in his, her or its sole discretion on all other matters. For the avoidance of doubt, clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy shall not apply to votes, if any, on the election or removal of directors as recommended by the Company Board (provided [such recommendation is not in violation of the terms of the Merger Agreement]1/[Significant Stockholder is complying with its obligations under Sections 2.1 and 2.2 of the Stockholder Agreement dated June 14, 2010 among the Company, Significant Stockholder and Significant Stockholder Parent solely with respect to any matter upon which a vote, consent or other approval is sought from the stockholders of the Company for the election or removal of directors of the Company (or relating to procedures applicable to the election of directors)]2).

Any obligation of the undersigned hereunder shall be binding upon the heirs, beneficiaries, executors, successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of page left intentionally blank]

1 To be inserted for Stockholder proxy other than the Significant Stockholder.

2 To be inserted for Significant Stockholder proxy.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the date first above written.

STOCKHOLDER

By:

[Signature Page to Irrevocable Proxy]

EXHIBIT B

Project Healthy
Shareholder Rights Term Sheet

This is a non-binding outline of the principal terms relating to the corporate governance, transfer restrictions and exit options of Parent after the closing of the acquisition of Healthy by Ms. Roberta Lipson, Ms. Elyse Silverberg and Mr. Lawrence Pemble (such individuals, the “Management Shareholders”), TPG Asia VI, L.P. (“Sponsor”) and Fosun Industrial Co., Limited (“Significant Shareholder”, and together with Sponsor and Management Shareholders, the “LP Holders”) and does not constitute an offer or proposal capable of acceptance. It is for discussion purposes only.

Post-Closing Capital Structure	• Sponsor will own 47.6%, Management Shareholders will own 4.3%[1] and Significant Shareholder will own 48.1% of the limited partnership interests (“LP Interests”) of Parent post-closing, and Sponsor will own 48.1%, Management Shareholders will own 3.3% and Significant Shareholder will own 48.6% of the LP Interests of Parent after the completion of the “Primary Financing Commitment” described below.[2]

Board of Directors

•     The board of directors of Parent (the “Board”) will be comprised of 9 directors, including 3 appointed by Sponsor, 3 appointed by Significant Shareholder, and 3 appointed by Management Shareholders (which three shall initially be Ms. Lipson, Ms. Silverberg and Mr. Pemble); provided that (i) each of Sponsor, Significant Shareholder and Roberta Lipson, on behalf of the Management Shareholders, shall have the right to (A) remove any director appointed by it or them, and (B) appoint the replacement for any retiring or removed director it or they initially appointed, subject to the approval of the Board, and (ii) any of the Sponsor, Significant Shareholder and Management Shareholders shall lose its or their rights to appoint (A) 1 director when it or they (as a group) no longer own at least 67% of the post-closing LP Interests owned by it or them, (B) 2 directors when it or they (as a group) no longer own at least 33% of the post-closing LP Interests owned by it or them and (C) any directors when it or they (as a group) no longer own any LP Interests.

o     Each director shall be entitled to one vote on all matters that come before the Board and all decisions of the Board will require the approval of a majority of the directors, except as otherwise provided below under “Reserved Matters”.

o     The quorum for any meeting of the Board shall be a simple majority of the directors, with at least 1 director appointed by each of Sponsor,

1 Share count information based on the Equity Incentive Plan and Shareholder Register as of February 7, 2014, respectively. Existing options are calculated based on treasury method. Significant Stockholder will own 0.5% more LP Interests than Sponsor upon closing.

2 The parties shall have the same ownership at the GP level as well as the LP level. The Board arrangements will be adopted at the GP level. Assumes Primary Financing Commitments of US$130mm in total.

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Significant Shareholder and Management Shareholders present; provided that with respect to the enforcement of any right of the Company against any shareholder that would require the Board’s approval, the quorum requirement for the presence of such shareholder’s Board representative(s) shall be waived.

•     1 director appointed by Sponsor and 1 director appointed by Significant Shareholder will be co-chair of the Board. If Ms. Lipson is removed as CEO for any reason other than a Violation of Law Removal, she will be appointed as sole chair of the Board as long as she remains a director of the Board.

The rights of board designation will be replicated for Healthy and each wholly-owned direct subsidiary of Healthy, including Chindex Healthcare Holdings, Chindex Healthcare Holdings (Maritius), Chindex Medical Holdings (BVI) Ltd. and Chindex China Healthcare Finance LLC. Each of Sponsor and Significant Shareholder shall have the right to appoint an observer to the board of each of the indirect subsidiaries of Parent and receive a copy of all relevant board materials, subject to the approval of other shareholders in such indirect subsidiaries (if required); provided, however, that CEO shall use reasonable best efforts to secure such approval. Each director of the indirect subsidiaries of Parent appointed by a Group Company (as defined below) shall take all actions in accordance with the Board’s decisions and shall not take any action that is inconsistent with a resolution of the Board.

Board Committees

•      The Board will form an Executive Committee with 3 members, consisting of 1 director appointed by Management Shareholders (which initially shall be Ms. Lipson), 1 director appointed by Sponsor and 1 director appointed by Significant Shareholder.

o     The Executive Committee will meet at least once a month to discuss the management of Parent and its direct and indirect subsidiaries (collectively, the “Group” and each a “Group Company”) and will be responsible for implementing decisions and matters approved by the Board, including without limitation the following matters:

▪     Monthly review of operational and financial performance / key performance indicators

▪    Capital expenditures

▪    Financing

▪    IPO

▪    Mergers, acquisitions and other fundamental transactions.

•     Any transaction between any Group Company and CML that involves payment by or to any Group Company in an amount equal to or in excess of

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10% of the aggregate payment made in the previous fiscal year by or to the Group in each of the loan, equipment and consumables categories will require the unanimous approval of the Executive Committee. The Board will form an Audit Committee with 3 members, consisting of 1 director appointed by Management Shareholders (which initially shall be Mr. Pemble), 1 director appointed by Sponsor and 1 director appointed by Significant Shareholder. The Audit Committee will be responsible for overseeing financial reporting of the Group and approving the financial statements of any Group Company. All decisions of the Audit Committee will require the approval of a majority of the members thereof.

•     The Board will form a Remuneration Committee with 3 members, consisting of the co-chairmen of the Board and 1 director appointed by Management Shareholders (which initially shall be Ms. Silverberg). The Remuneration Committee will be responsible for determining or modifying the compensation of, or any significant changes to the terms of appointment of, the CEO, the CFO and the COO. It will also be responsible for determining the size and composition of the pool of compensation available for distribution to eligible managers (the composition of such eligible managers at and following the closing of the acquisition of Healthy shall be proposed by the CEO, subject to approval by the Remuneration Committee). The allocations of such pool among the eligible managers shall be solely the decision of the CEO. All decisions of the Remuneration Committee will require the approval of a majority of the members thereof.

Management

The CEO, Sponsor and Significant Shareholder shall have the sole right to jointly nominate (i) the COO of the Company after the 1st anniversary of the closing of the proposed transaction and (ii) the CFO of the Company, in each case subject to the approval of the CEO (so long as Ms. Lipson is the CEO). The CEO, Sponsor and Significant Shareholder shall jointly nominate the COO of the Company as soon as possible after the 1st anniversary of the closing of the proposed transaction.

The CEO shall have the right to nominate any manager or officer who directly reports to the CEO; provided that the Board shall have the right, by majority vote, to remove any manager or officer who directly reports to the CEO if Underperformance has occurred.

The Board shall have the right, by majority vote, to remove the general manager of each of the Qingdao, Guangzhou, Haidian, Puxi and Pudong projects if Underperformance has occurred.

The Board shall be responsible for setting the overall strategy of the Company, which shall be based on an overarching value of commitment to the quality of care, and for oversight of the management of the Company. Other than matters that are reserved for the Board set forth in the section entitled “Reserved Matters” below, all decisions regarding day-to-day management of the Group shall be delegated to the senior management team, subject to the oversight of the Board and as delegated by it to the Executive Committee, Audit Committee and Remuneration Committee as set forth

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above.
Post-Closing Matters

Upon the closing of the proposed transaction:

•     The Board will create a new employee incentive program; such plan will include, without limitation, cash and equity incentive programs at such levels and on such terms that are no less favorable to employees than the current programs;

•     The Board shall appoint a CFO within 100 days after the closing; and

•      The Board shall appoint one of the Big Four audit firms as the Company’s independent auditor.

Monitoring Fees

In consideration of services to be provided by Sponsor and Significant Shareholder to the Group, Parent, affiliates of Sponsor and affiliates of Significant Shareholder will enter into an agreement at the closing of the proposed transaction providing for the payment by Parent of a periodic monitoring fee in an aggregate annual amount equal to US$250,000 per year plus reasonable out-of-pocket expenses (not to exceed US$25,000 in the aggregate per year) to each of (i) Sponsor or its affiliates and (ii) Significant Shareholder or its affiliates in consideration of services to be provided to the Group.  No fees for additional services to be provided by Sponsor and Significant Shareholder or its affiliates to the Group will be charged, unless agreed to in advance in writing by the CEO.

Reserved Matters

The following matters with respect to the Group will require unanimous approval of the Board:

•     Any amendment, alteration or modification of the constitutional documents of any Group Company.

•     Any change of the rights, preferences or privileges of the LP Interest or securities of any Group Company.

•     Any alteration of the country of incorporation, registration or corporate form of any Group Company.

•     Change of Ms. Roberta Lipson as CEO during the three-year period beginning January 1, 2014, unless (i) Underperformance has occurred, (ii) Ms. Lipson directly or indirectly transfers more than 20% of her post-closing LP Interests prior to an IPO or (iii) Ms. Lipson (A) has violated, or caused any Group Company to violate, any applicable law or regulations or (B) has committed fraud (in each case of (A) and (B), as finally adjudicated by a court of competent jurisdiction); provided that in the case of (A), such violation has resulted in or would reasonably be expected to result in (x) a material adverse effect to any Group Company whose revenue, profit or assets represent no less than 10% of the Group’s consolidated revenue, profit or assets or (y) a material adverse effect to the Group, taken as a whole. (For the avoidance, of doubt, this means that if (i)

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Underperformance has occurred, (ii) Ms. Lipson sells more than 20% of the post closing LP Interests prior to an IPO or (iii) Ms. Lipson has violated, or caused the Group to violate, any applicable law, regulation or regulations or has committed fraud as set forth above, she can be removed as CEO with a simple majority vote of the Board (“Violation of Law Removal”).)

•      Any capital expenditure for a category[3] in each market 10% below or in excess of the annual budget for such category in such market approved by the Board.

•      Any merger or consolidation, or sale of all or substantially all of the assets of any Group Company, other than pursuant to the exercise of drag along rights described under “Exit Provisions” below.

•      Instituting any proceeding in connection with re-organization, insolvency, winding up, liquidation, bankruptcy, administration, receivership, dissolution or similar event of any Group Company.

•      Adopting or amending any equity incentive plan.

•      Redeeming or repurchasing the LP Interest of Parent.

•     Any transaction with any shareholder or a party affiliated with a shareholder, other than transactions (i) set forth in “Monitoring Fees” above, (ii) between Parent and any other Group Company or (iii) between any Group Company and CML that involve payment by or to any Group Company for any fiscal year in an aggregate amount not in excess of 110% of the aggregate payment made in the previous fiscal year by or to the Group in any of the loan, equipment and consumables categories.

•      Any issuance of LP Interests or other equity securities, other than (i) pursuant to equity incentive plans approved by the Board and (ii) as described under “Primary Capital Financing” below.

•      Any agreement or understanding reached within 12 months after the closing of the proposed transaction regarding the spin-off of CML; provided that Sponsor, Significant Shareholder and Management Shareholders shall negotiate in good faith regarding the terms and conditions of such spin off during such 12 month period. For the avoidance of doubt, agreements or understandings reached after the date that is 12 months after the closing of the proposed transaction regarding the spin-off of CML shall not require unanimous approval of the Board.

For the avoidance of doubt, with respect to the enforcement of any right of the Company against any shareholder that would require the Board’s approval, the Board representatives of such shareholder shall recuse themselves from board deliberations

3 Category to include maintenance, construction, equipment, new clinic and IT.

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of such enforcement actions.
Voting	Each LP Holder and other holders of LP Interests and GP Interests will vote their interests in accordance with the decisions of the Board.
Transfer Restrictions

No LP Holder shall directly or indirectly transfer any of its, his or her LP Interests prior to an IPO, unless (i) it, he or her has first complied with the requirements described under “Right of First Offer” below or (ii) such transfer is pursuant to an employee incentive repurchase program established by the Board to provide liquidity for management members and doctors and approved by the Board.

If Mr. Pemble or Ms. Silverberg directly or indirectly transfers more than 20% of his or her post-closing LP Interests prior to an IPO, he or she can be removed as a director of any Group Company with a simple majority vote of the Board.

Right of First Offer

Prior to an IPO, any valid direct or indirect transfer of LP Interests by Sponsor, Management Shareholders or Significant Shareholder (other than permitted transfers, transfers in connection with an IPO or consequent upon the exercise of drag along rights described under “Exit Provisions” below) shall be subject to a customary right of first offer by the other parties on a pro rata basis; provided that in the event of a valid direct or indirect transfer of LP Interests by a Management Shareholder, the transferring Management Shareholder's LP Interests shall first be subject to a right of first offer by the other Management Shareholders on a pro rata basis, and any LP Interests with respect to which such right was not exercised will then be subject to the customary right of first offer by the other parties on a pro rata basis.

In the event any of Sponsor, Management Shareholders or Significant Shareholder does not wish to exercise its, his or her full pro rata share of the right of first offer, the other parties may take up the unacquired allocation of each non-purchasing party, on a pro rata basis.

Pre-Emptive Rights

In connection with any direct or indirect issuances of LP interests, equity-linked or voting securities by Parent or the Company (“New Interests”), each LP Holder shall have the right to subscribe for such New Interests in proportion to its ownership of Parent, subject to exceptions for issuances in an IPO, issuances to employees pursuant to any employee stock ownership plan or other incentive or profit sharing program approved by the Board, issuances to sellers or partners in connection with acquisitions or strategic partnership by any Group Company, and other customary exceptions.

In the event that Sponsor or Significant Shareholder does not wish to exercise its full pro rata share of pre-emptive rights, the other party may take up the unacquired allocation of such non-subscribing party.

Repurchase of Employee	Prior to an IPO, the Board shall consider in good faith for the Parent to purchase (i) up to 25% of the LP Interests and/or options held by each management member and doctor (other than Ms. Roberta Lipson, Ms. Elyse Silverberg and Mr. Lawrence

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Shares

Pemble) at the time of such purchase, upon such management member’s or doctor’s written request and (ii) with respect to any management member (other than Ms. Roberta Lipson, Ms. Elyse Silverberg and Mr. Lawrence Pemble) who has rolled more than 50% of his or her equity in connection with the proposed transaction (the amount by which the percentage of his or her equity interest rolled over in connection with the proposed transaction in the total equity interest owned by such person immediately before the consummation of the proposed transaction exceeds 50%, the “Excess Amount”), up to the Excess Amount of his or her LP Interests and/or options, in the case of (i) and (ii), at a price equal to the fair market value of such LP Interests or options as determined in good faith by the Board; provided that, in the case of (i), the Board shall only consider for Parent to purchase over a five-year period up to an aggregate of 25% of all of the outstanding LP Interests and/or options held by such management member or doctor; provided, further, that, in the case of (i) and (ii), the Board shall, in no event, be required to consider for Parent to purchase any such LP Interests and/or options if such purchase would reasonably be expected to adversely impact the future cash flow or operations of the business of Parent.

Exit Provisions

If an IPO of the Company on an internationally recognized stock exchange does not occur by the 3rd anniversary of the closing of the proposed transaction, Sponsor shall have the right from such 3rd anniversary (as may be suspended by the proviso below, the “Sponsor Drag Initiation Date”) to require Management Shareholders and Significant Shareholder to transfer all of their LP Interests to any third party to whom Sponsor wishes to transfer all of its LP Interests at the same price and on the same terms; provided that such 3 year period shall be suspended if good faith preparation for a bona fide IPO on an internationally recognized stock exchange has commenced, including that the Company has appointed underwriter(s) of international reputation for such IPO, by such time until the earlier of (i) the termination or abandonment of such IPO and (ii) the date that is 9 months after the 3rd anniversary of the closing of the proposed transaction; provided, further, that Management Shareholders and Significant Shareholder shall have a right of first offer to purchase the LP Interests proposed to be sold by Sponsor. Sponsor shall have the right to transfer its LP Interests to a third party at terms more favorable to Sponsor than those offered by Management Shareholders or Significant Shareholder, in which case, the drag along right of Sponsor shall apply; provided that, prior to the 5th anniversary of the closing of the proposed transaction, the drag along right of Sponsor shall only apply if the per LP Interest price in such drag along sale is at least equal to 2.0 times the per LP Interest price paid in the proposed transaction.

If an IPO of the Company on an internationally recognized stock exchange does not occur by the 5th anniversary of the Sponsor Drag Initiation Date (such date, the “Significant Shareholder Drag Initiation Date”), Significant Shareholder shall have the right to require Management Shareholders and Sponsor to transfer all of their LP Interests to any third party to whom Significant Shareholder wishes to transfer all of its LP Interests at the same price and on the same terms; provided that Management Shareholders and Sponsor shall have a right of first offer to purchase the LP Interests proposed to be sold by Significant Shareholder. Significant Shareholder shall have

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the right to transfer its LP Interests to a third party at terms more favorable to Significant Shareholder than those offered by Management Shareholders or Sponsor, in which case, the drag along right of Significant Shareholder shall apply.

Exit Acknowledgement

Sponsor, Management Shareholders and Significant Shareholder acknowledge that Sponsor will be looking for medium-term liquidity and each of Sponsor, Management Shareholders and Significant Shareholder shall use its reasonable best efforts to facilitate (i) an IPO of the Company within 5 years after the closing of the proposed transaction, and (ii) if an IPO is not achieved within such 5 years, a sale of the Company that maximizes shareholder value for all Sponsor and the other shareholders of Parent.

Tag-Along Right

Prior to an IPO, Sponsor, Management Shareholders and Significant Shareholder shall each have the right to sell its LP Interests to any third party or other LP Holder to whom any other of them wishes to transfer LP Interests at the same price and on the same terms on a pro rata basis.

Primary Financing Commitment

Concurrently with the execution of the merger agreement providing for the acquisition of Healthy, Sponsor and Significant Shareholder are providing separate equity commitment letters in respect of their respective commitment, on the terms and subject to the conditions set forth in the relevant equity commitment letter and the form subscription agreement attached thereto, to purchase additional LP interests of Parent (i) initially in an aggregate amount equal to US$90 million at the valuation of $19.50 per LP Interest and (ii) subsequently in an aggregate amount equal to US$40 million on the same valuation of $19.50 per LP Interest or, if the definitive agreement for such subscription is executed more than 6 months after the closing of the proposed transaction, on fair market valuation at such time.

Notwithstanding anything herein to the contrary, all rollover management shareholders shall have the right to participate in the Primary Financing Commitment, on a pro rata basis (on the basis of the intended capital structure immediately upon closing, as reflected on page 1 of this term sheet), with respect to any LP interests issued at a price of $19.50 per unit (i.e., the initial subscription and the subsequent subscription effected within 6 months after the closing date of the proposed transaction).  Sponsor and Significant Stockholder shall use commercially reasonable efforts to help arrange financing for such subscription by such rollover management shareholders.

Concurrently with the consummation of the Primary Financing Commitment, Parent shall issue options to the rollover management shareholders to purchase additional LP Interests, such that their pro rata ownership of Parent’s equity shall not be diluted by the difference between the issuance price and the fair market valuation of such LP Interests, not taking into account any participation by such rollover management shareholders in the Primary Financing Commitment. The LP Holders hereby acknowledge that the fair market valuation of per LP Interest within 6 months after the closing of the proposed transaction equals to the Merger Consideration.

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Information Rights

Each LP Holder will have customary information and inspection rights, including reasonable access to the Company’s senior management team, premises and books and records, subject to such LP Holder holding at least 5% of the outstanding LP Interests. In principle this access will occur at the monthly executive review meeting. If additional access is necessary, appointments will be booked with reasonable advance notice through the CEO’s administrative assistant which shall not be unreasonably delayed or withheld.

Independent Investigation

Each party is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation as it has deemed necessary in connection the transactions contemplated hereby.

Each party acknowledges that it is relying on its own investigation and analysis in entering the transactions contemplated hereby and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof.

Confidentiality

The provisions of this term sheet and the fact of its existence are confidential and, except as required by applicable law, regulation or rule of applicable securities exchange, no party shall directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any person any of the provisions of this term sheet or the fact of its existence save that each party may make disclosure to those of its officers, employees and advisers who need to be aware of the provisions of this term sheet in order to facilitate the matters contemplated herein; provided that the party relying on this exception shall be and remain responsible for the failure by any such person to whom disclosure is to be made to maintain the confidentiality of this term sheet and the fact of its existence.

Governing Law	This term sheet shall be governed by the laws of Delaware.

Legal and Binding	This term sheet is not intended, and shall not be deemed, to create any binding obligation between the parties to this term sheet. Except for sections entitled “Confidentiality” and “Governing Law” and this section, which shall constitute a legally binding and enforceable contract between the parties to this term sheet, none of the parties shall be bound in any way in connection with this term sheet unless and until the parties execute a definitive agreement, and then shall be bound only in accordance with the terms of such agreement.

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Schedule I

Underperformance

“Underperformance” means:

(i) with respect to the CEO, that the Company has missed its operating EBITDA4 thresholds on a cumulative basis over any two successive years from January 1, 2014 by more than 25% in the aggregate other than due to Force Majeure. The parties agree that the operating EBITDA thresholds shall be set based on the lower of (i) the management five-year plan provided to Sponsor and Significant Shareholder and (ii) the Company’s annual budget approved by the Board;

(ii) with respect to the managers or officers who directly report to the CEO, that the Company has missed the individual cash bonus key performance indicator thresholds set by the CEO as part of the bonus program pursuant to discussions with the Remuneration Committee on a cumulative basis over any two successive years from January 1, 2014 by more than 25% in the aggregate other than due to Force Majeure; and

(iii) with respect to the general manager of each of the Qingdao, Guangzhou, Haidian, Puxi and Pudong projects, the project for which such general manager is responsible has missed its Revenue threshold on a cumulative basis over any two successive years from January 1, 2014 by more than 25% in the aggregate other than due to Force Majeure. The parties agree that the Revenue thresholds shall be set based on the lower of (i) the management five-year plan with respect to such project provided to Sponsor and Significant Shareholder and (ii) the Company’s annual budget with respect to such project approved by the Board.

"Force Majeure" means the missing of operating EBITDA, key performance indicator thresholds or Revenue threshold, as applicable, solely due to any effect, event, circumstance, occurrence or change arising out of acts or terrorism or sabotage, the outbreak, escalation or worsening of hostilities, man-made disasters, natural disasters or other acts of god, including disease outbreaks that keep patients away from the hospital, and change in government policies or enforcement thereof that did not have a disproportionate effect on the Company as compared to other companies in the operation of premium private or VIP and International departments of Class IIIA hospitals and/or clinics in markets in which the Group has hospitals or clinics.

4 Operating EBITDA excludes one-time items.

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SCHEDULE A-1

As of February 17, 2014

Stockholder	Address/Facsimile	Residence	Common Stock Owned	Class B Common Stock Owned
Roberta Lipson	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	232,352	570,000
Benjamin Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	10,800	0
Daniel Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	0	30,000
Jonathan Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	0	30,000
Ariel Benjamin Lee Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	0	30,000
Elyse Silverberg	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	225,106	390,750

Stockholder	Address/Facsimile	Residence	Common Stock Owned	Class B Common Stock Owned
Lawrence Pemble	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	USA	83,956	111,750
Significant Stockholder	Qiao Yang, Shanghai Fosun Pharmaceutical Group Co., Ltd. 9th Floor, No.2 East Fuxing Road, Shanghai 200010, PRC Tel: +86 21 23138000*8185/23128185 Fax: +86 21 23138127	Hong Kong	3,157,163	0

Schedule A-2

Stockholder	Address/Facsimile	Rollover Shares	Parent Interests
Roberta Lipson	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	629,882	629,882
Benjamin Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	8,640	8,640
Daniel Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	30,000	30,000
Jonathan Lipson Plafker Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	30,000	30,000
Ariel Benjamin Lee Trust	c/o Chindex International, Inc. 4340 East West Highway Bethesda, MD 20814 Attention: Chief Executive Officer and Corporate Secretary Facsimile No.: 310-215-7777	30,000	30,000
Significant Stockholder	Qiao Yang, Shanghai Fosun Pharmaceutical Group Co., Ltd. 9th Floor, No.2 East Fuxing Road, Shanghai 200010, PRC Tel: +86 21 23138000*8185/23128185 Fax: +86 21 23138127	3,157,163	3,157,163